Exhibit 99.1

Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002

NEWS RELEASE
Natural Resource Partners L.P.
Reports First Quarter 2011 Results
Highlights:
•	Record revenues of $84.9 million, up 34% from 1Q2010

•	Net income attributable to limited partners of $44.4 million, up 163% from 1Q2010

•	Net income per unit of $0.42, up 75% from 1Q2010

•	Metallurgical coal accounts for 34% of coal production and 42% of coal royalty revenues

•	Distributable cash flow of $39.0 million, up 15% from 1Q2010

•	Distribution of $0.54 per unit, held constant
HOUSTON, May 4, 2011 — Natural Resource Partners L.P. (NYSE:NRP) today reported record revenues of $84.9 million in the first quarter, a 34% increase over the first quarter 2010. Net income attributable to the limited partners increased 163% to $44.4 million for the first quarter of 2011, compared to $16.9 million for the first quarter of 2010. This represents a 75% increase, or $0.18 in earnings per unit, to $0.42 in the first quarter 2011 compared to $0.24 in the first quarter of 2010. Distributable cash flow, a non-GAAP measure, of $39.0 million, improved 15% from the $33.8 million reported for the first quarter of 2010.
“This quarter continues the trend established in 2010 of increasing revenues and net income. As we slowly climb out of the economic downturn of 2008 and 2009, we are seeing steady improvement in our business aided by our measured, forward-looking acquisition program that continues to add new diversification to our revenue and asset base” said Nick Carter, President and Chief Operating Officer.
Market Outlook
The coal markets continue to improve as the country gradually climbs out of the recent economic downturn. Metallurgical coal markets have recovered more rapidly than steam coal markets due to the global nature of the steel business and the growing demand for both metallurgical coal and coke by developing countries. Adding to the strength of the metallurgical market are the continuing supply disruptions caused by weather issues and other factors in some of the competing supply basins around the world. The increased

NRP Reports 1st Quarter 2011 Results	Page 2 of 10
demand for seaborne metallurgical coal together with these other factors impeding supply have pushed prices to near record levels and increased the demand for U.S. metallurgical coal. As a result, we may see a record level of exports of coal, mostly metallurgical, in 2011. On the other hand, the thermal market in the United States continues to improve at a slower pace than the metallurgical market. Utilities are faced with dual issues of the continuing (but slowly improving from a coal supplier perspective) high stockpile levels and low natural gas prices that make that fuel competitive with coal for the generation of electricity. Thus, while we might otherwise be seeing a burn down of the utility stockpiles due to the slowly improving economy, that burn is not occurring at the same pace as the economic recovery largely due to fuel switching.
First Quarter 2011 versus First Quarter 2010

	1Q11	1Q10	% Change
Total revenues:	$84,852	$63,519	34%
Coal production:	11,946	10,802	11%
Coal royalty revenues:	$65,365	$47,161	39%
Average coal royalty revenue per ton:	$5.47	$4.37	25%
Revenues other than coal royalty:	$19,487	16,358	19%
Distributable cash flow:	$38,975	$33,822	15%
Net income to limited partners:	$44,376	$16,864	163%
Net income per unit:	$0.42	$0.24	75%
Total revenues improved 34% to $84.9 million for the first quarter of 2011, compared to $63.5 million reported for the same period last year. NRP saw increases in nearly every revenue category.
First quarter 2011 coal royalty revenues increased 39% to a record $65.4 million from $47.2 million last year due to both increased production and increased realizations for coal royalty revenue per ton. Coal production increased 11% to 11.9 million tons, with significant increases in Central Appalachia and in the Illinois Basin more than offsetting declines in the other regions. Average coal royalty revenue per ton increased 25% from the first quarter of 2010 to a record $5.47 per ton. The most dramatic increase was seen in Central Appalachia, where realizations reached $6.20 per ton mainly due to the significant metallurgical coal production on NRP’s properties. Metallurgical coal production accounted for 34% of this quarter’s production and 42% of coal royalty revenue.
In addition to coal royalty revenues, NRP generated $19.5 million, or approximately 23% of its first quarter revenues from other sources, compared to $16.4 million or 26% for the same period in 2010. These other sources include: aggregate royalties; coal processing and transportation fees; minimums recognized as revenues, rentals; royalties on oil and gas; overriding royalties; and wheelage payments.
Total expenses increased $6.4 million, or 28% over the first quarter of 2010 to $29.0 million. Expenses increased both due to increases in depreciation, depletion and

NRP Reports 1st Quarter 2011 Results	Page 3 of 10
amortization as well as increased general and administrative expenses. Depreciation and depletion increased due to increased production and general and administrative expenses increased due to an increase in the number of employees allocated to NRP as a result of the 2010 BRP acquisition. Interest expense held flat with the same period last year.
Distributable cash flow increased 15% to $39.0 million from $33.8 million generated in the first quarter of 2010 due to improved revenues.
Net income attributable to the limited partners increased 163% to $44.4 million over the first quarter of 2010 due to improved revenues and the elimination of the incentive distribution rights in September 2010. Net income per unit increased 75% to $0.42 per unit from $0.24 per unit primarily due to the improved revenues. The increase was offset somewhat by the additional units outstanding in 2011 versus 2010 due to the units issued in exchange for the elimination of the incentive distribution rights.
First Quarter 2011 versus Fourth Quarter 2010

	1Q11	4Q10	% Change
Total revenues:	$84,852	$77,543	9%
Coal production:	11,946	12,113	(1%)
Coal royalty revenues:	$65,365	$56,626	15%
Average coal royalty revenue per ton:	$5.47	$4.67	17%
Revenues other than coal royalties:	19,487	$20,917	(7%)
Distributable cash flow:	$38,975	$75,154	(48%)
Net income to limited partners:	$44,376	$41,656	7%
Net income per unit:	$0.42	$0.39	8%
Total revenues for the first quarter 2011 continued to climb over the fourth quarter 2010 to $84.9 million, mainly due to increased average coal royalty revenues per ton. While production was down approximately 167 thousand tons, realizations increased by $0.80 to $5.47 per ton. In the first quarter, revenues other than coal royalties decreased $1.4 million or approximately 7%. This was due to minimums recognized as revenue that decreased by $3.1 million due to a non-recoupable minimum recognized on the Deer Run property in the fourth quarter 2010. This quarterly minimum is still being received but is now recoupable and will be shown as deferred revenue until production commences on the property.
As in the first quarter of every year, NRP had a significant decline in distributable cash flow as compared to the fourth quarter due to annually recurring changes in working capital. Distributable cash flow decreased in the first quarter 2011 by $36.2 million to $39.0 million from the fourth quarter 2010. The main factors were recurring interest payments on the senior notes, long-term incentive plan payments and annual property tax payments. The majority of the property tax payments will be reimbursed by NRP’s lessees in future quarters.

NRP Reports 1st Quarter 2011 Results	Page 4 of 10
Net income to the limited partners increased seven percent to $44.4 million over the fourth quarter of 2010 of $41.7 million. Net income per unit increased $0.03 per unit to $0.42 per unit over the fourth quarter 2010.
Acquisitions
During the first quarter of 2011, NRP completed three acquisitions totaling $90.7 million, of which $84.9 million was funded during the quarter. NRP completed the next acquisition related to the Deer Run property in Illinois, announced in 2009, for $70 million, and anticipates completing additional acquisitions on the Deer Run property during the next twelve months for approximately $80 million. In addition, NRP closed two aggregate reserve acquisitions in Tennessee and Kentucky. These acquisitions were funded through the partnership’s credit facility.
Liquidity and Capital Resources
At the end of the first quarter, NRP had approximately $69 million in cash, down approximately $26 million from the cash available at year end. This reduction in cash was mainly due to principal and interest payments made in the first quarter. During the first quarter, NRP made scheduled principal payments of $15.2 million, and interest payments of $17.5 million.
On April 20, NRP completed a debt private placement of four series of senior notes. The four tranches of senior notes are to be funded throughout the year with $200 million received on April 20 and the remaining $100 million to be funded in two $50 million tranches in June and October. The weighted average interest rate on the four series of senior notes is 4.98%. Proceeds from the initial $200 million were used to repay the outstanding balance on the credit facility, with excess funds to be used for future acquisitions. Following the transaction, NRP has the full $300 million available on its credit facility in addition to the additional $100 million that will be received on the two remaining tranches.
Distributions
On April 21, the partnership announced the first quarter distribution of $0.54 per unit, held constant with the previous quarter. The distribution will be paid on May 13, 2011 to unitholders of record on May 5, 2011.
Company Profile
Natural Resource Partners L.P. is a master limited partnership headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is principally engaged in the business of owning and managing mineral reserve properties. NRP primarily owns coal, aggregate and oil and gas reserves across the United States that generate royalty income for the partnership.

NRP Reports 1st Quarter 2011 Results	Page 5 of 10
For additional information, please contact Kathy H. Roberts at 713-751-7555 or kroberts@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.
Disclosure of Non-GAAP Financial Measures
Distributable cash flow represents cash flow from operations less actual principal payments and cash reserves set aside for scheduled principal payments on the senior notes. Distributable cash flow is a “non-GAAP financial measure” that is presented because management believes it is a useful adjunct to net cash provided by operating activities under GAAP. Distributable cash flow is a significant liquidity metric that is an indicator of NRP’s ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to its partners. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly traded partnerships. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities. A reconciliation of distributable cash flow to net cash provided by operating activities is included in the tables attached to this release. Distributable cash flow may not be calculated the same for NRP as other companies.
Forward Looking Statements
This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements include the outlook. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
11-11
-Financial statements follow-

NRP Reports 1st Quarter 2011 Results	Page 6 of 10
Natural Resource Partners L.P.
Operating Statistics
(In thousands except per ton data)

	For the three months ended
	March 31,
	2011	2010
	(Unaudited)
Coal:
Coal royalty revenues:
Appalachia
Northern	$4,681	$4,417
Central	45,442	31,808
Southern	4,741	4,200

Total Appalachia	$54,864	$40,425
Illinois Basin	9,060	4,210
Northern Powder River Basin	1,393	2,526
Gulf Coast Lignite	48	—

Total	$65,365	$47,161

Production volumes (tons):
Appalachia
Northern	1,175	1,247
Central	7,327	6,396
Southern	648	701

Total Appalachia	9,150	8,344
Illinois Basin	2,276	1,147
Northern Powder River Basin	480	1,311
Gulf Coast Lignite	40	—

Total	11,946	10,802

Average gross royalty per ton:
Appalachia
Northern	$3.98	$3.54
Central	6.20	4.97
Southern	7.32	5.99
Total Appalachia	$6.00	$4.84
Illinois Basin	3.98	3.67
Northern Powder River Basin	2.90	1.93
Gulf Coast Lignite	1.20	—
Combined average gross royalty per ton	$5.47	$4.37

Aggregates:
Royalty revenues	$1,194	$816
Aggregate royalty bonus	$—	$75
Production	1,265	605
Average base royalty per ton	$0.94	$1.35

NRP Reports 1st Quarter 2011 Results	Page 7 of 10
Natural Resource Partners L.P.
Consolidated Statements of Income
(In thousands, except per unit data)

	For the three months ended
	March 31,
	2011	2010
	(Unaudited)
Revenues:
Coal royalties	$65,365	$47,161
Aggregate royalties	1,194	891
Coal processing fees	3,089	1,644
Transportation fees	4,098	2,775
Oil and gas royalties	2,992	1,099
Property taxes	3,012	2,651
Minimums recognized as revenue	507	3,374
Override royalties	3,043	2,967
Other	1,552	957

Total revenues	84,852	63,519
Operating costs and expenses:
Depreciation, depletion and amortization	14,322	11,368
General and administrative	10,196	6,548
Property, franchise and other taxes	3,697	3,734
Transportation costs	468	265
Coal royalty and override payments	308	692

Total operating costs and expenses	28,991	22,607

Income from operations	55,861	40,912
Other income (expense)
Interest expense	(10,587)	(10,729)
Interest income	8	8

Net income	45,282	30,191
Non-controlling interest	—	—
Net income	$45,282	$30,191

Net income attributable to:
General partner	$906	$344

Holders of incentive distribution rights	$—	$12,983

Limited partners	$44,376	$16,864

Basic and diluted net income per limited partner unit:	$0.42	$0.24

Weighted average number of units outstanding:	106,028	69,451

NRP Reports 1st Quarter 2011 Results	Page 8 of 10
Natural Resource Partners L.P.
Statements of Cash Flows
(In thousands)

	For the three months ended
	March 31,
	2011	2010
	(Unaudited)
Cash flows from operating activities:
Net income	$45,282	$30,191
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	14,322	11,368
Non-cash interest charge, net	150	150
Change in operating assets and liabilities:
Accounts receivable	(4,530)	(2,119)
Other assets	222	220
Accounts payable and accrued liabilities	(1,147)	(233)
Accrued interest	(7,034)	(7,136)
Deferred revenue	5,434	13,013
Accrued incentive plan expenses	(2,827)	(2,521)
Property, franchise and other taxes payable	(2,838)	(1,052)

Net cash provided by operating activities	47,034	41,881

Cash flows from investing activities:
Acquisition of land, coal and other mineral rights	(84,822)	(46,150)
Acquisition or construction of plant and equipment	(162)	—
Disposition of assets	100	—

Net cash used in investing activities	(84,884)	(46,150)

Cash flows from financing activities:
Proceeds from loans	85,000	46,000
Repayment of loans	(15,193)	(15,192)
Retirement of obligation related to purchase of coal reserves and infrastructure	—	(2,969)
Costs associated with equity transactions	(32)	—
Distributions to partners	(58,423)	(43,348)

Net cash provided by (used in) financing activities	11,352	(15,509)

Net increase (decrease) in cash and cash equivalents	(26,498)	(19,778)
Cash and cash equivalents at beginning of period	95,506	82,634

Cash and cash equivalents at end of period	$69,008	$62,856

Supplemental cash flow information:
Cash paid during the period for interest	$17,459	$17,700

Non-cash financing activities:
Obligation related to purchase of reserves and infrastructure	$6,025	$4,477

NRP Reports 1st Quarter 2011 Results	Page 9 of 10
Natural Resource Partners L.P.
Consolidated Balance Sheets
(In thousands except unit data)

	March 31,	December 31,
	2011	2010
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$69,008	$95,506
Accounts receivable, net of allowance for doubtful accounts	32,041	26,195
Accounts receivable — affiliate	6,599	7,915
Other	743	910

Total current assets	108,391	130,526
Land	24,543	24,543
Plant and equipment, net	60,429	62,348
Coal and other mineral rights, net	1,362,768	1,281,636
Intangible assets, net	159,281	161,931
Loan financing costs, net	2,322	2,436
Other assets, net	561	616

Total assets	$1,718,295	$1,664,036

LIABILITIES AND PARTNERS’ CAPITAL

Current liabilities:
Accounts payable and accrued liabilities	$740	$1,388
Accounts payable — affiliates	—	499
Obligation related to an acquisition	6,025	—
Current portion of long-term debt	31,518	31,518
Accrued incentive plan expenses — current portion	5,885	6,788
Property, franchise and other taxes payable	4,088	6,926
Accrued interest	2,777	9,811

Total current liabilities	51,033	56,930
Deferred revenue	114,943	109,509
Accrued incentive plan expenses	9,423	11,347
Long-term debt	730,877	661,070
Partners’ capital:
Common units outstanding: (106,027,836)	793,620	806,529
General partner’s interest	13,868	14,132
Non-controlling interest	5,065	5,065
Accumulated other comprehensive loss	(534)	(546)

Total partners’ capital	812,019	825,180

Total liabilities and partners’ capital	$1,718,295	$1,664,036

NRP Reports 1st Quarter 2011 Results	Page 10 of 10
Natural Resource Partners L.P.
Reconciliation of GAAP “Net cash provided by operating activities”
To Non-GAAP “Distributable cash flow”
(In thousands)

	For the three months ended
	March 31,
	2011	2010
	(Unaudited)
Net cash provided by operating activities	$47,034	$41,881
Less scheduled principal payments	(15,193)	(15,192)
Less reserves for future principal payments	(8,059)	(8,059)
Add reserves used for scheduled principal payments	15,193	15,192

Distributable cash flow	$38,975	$33,822

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